Exhibit 14.2

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 1 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

Table of Contents

I.	POLICY STATEMENT		2
II.	INTRODUCTION		2
III.	SERVE THE BANK’S BEST INTERESTS		3
IV.	ACT WITH HONESTY, INTEGRITY AND TRUSTWORTHINESS		4
	A.	Overview	4
	B.	Company Information	4
	C.	Accurate Records	4
	D.	Sales Incentive / Referral Programs	5
V.	PRESERVE CONFIDENTIALITY		6
	A.	Overview	6
	B.	Confidential Information	6
	C.	Proprietary Information	7
VI.	AVOID CONFLICTS OF INTEREST		7
	A.	Overview	7
	B.	Standards for Personal Finances	8
	C.	Personal Trading and Investment	8
	D.	Insider Trading	9
	E.	Financial Services	11
	F.	Transactions with Company	11
	G.	Borrowing, Lending and Other Credit Transactions	12
	H.	Business Expenses	13
	I.	Handling Business Opportunities	13
	J.	Advice to Customers	14
	K.	Guidelines for Activities Outside the Company	14
	L.	Gifts and Activities with Customers or Vendors	16
	M.	Dealings with Relatives	17
	N.	Employment of Relatives	18
VII.	USE OF COMPANY PROPERTY		19
VIII.	WHISTLEBLOWER POLICY		19
IX.	CODE ADMINISTRATION		20
	A.	Applicability	20
	B.	Employee Responsibilities	20
	C.	Code Administration Responsibilities	20
	D.	Process for Disclosures, Approvals and Exceptions	21
	E.	Recordkeeping	22
	F.	Compliance	23
X.	ETHICAL CONDUCT AND ELIMINATING FRAUD		23
XI.	APPENDIX A		24

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 2 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

I. POLICY STATEMENT

It is the policy of Nara Bank, Nara Bancorp, Inc. and each of its affiliates and subsidiaries (collectively hereinafter referred to as the (“Company”) to fully comply with the spirit and intent of all applicable laws and regulations. The Company is committed to maintaining high standards of business conduct and ethics, and as such expects its management, and all employees to use good judgment and high ethical standards and to refrain from any form of illegal, dishonest, or unethical conduct.

II. INTRODUCTION

The Code of Business Conduct and Ethics (“Code”) is a statement of the Company’s values and ethical standards. The Company requires all of its employees to follow the rules and tenets of this Code. It is the guide we follow to protect our most valuable asset, the reputation of the Company. Additional policies, such as the general employment policies, employee leave policy, and security policy are contained in the Company Employee Handbook, as well as the Bank Secrecy Act & Anti-Money Laundering Policy, Information Technology Security Policy, and the Insider Trading Policy, supplement or amplify the Code in certain areas and should be read in conjunction with the Code.

Through this Code we endorse the following principles:

•	Compliance with all applicable laws, regulations, and Company policies is imperative to the Company’s success and is required of every employee and director (See separate Director Code of Business Conduct and Ethics for specific discussion of director’s role and responsibilities).

•	The decisions we make and the actions we take are proper and have a high sense of integrity on how they may appear to others.

•	We should be honest, trustworthy, and fair in our actions and relationships with and on behalf of the Company. We avoid situations in which our personal interests conflict, may conflict, or may appear to conflict, with the interest of the Company or its customers.

•	We will avoid fraudulent acts, misconduct and dishonesty, or the appearance of such.

•	Our business is based on a fair and free, competitive market process, which results in the Company’s earning a profit by providing customers with appropriate financial products and services.

•	We protect proprietary and confidential information at all times and in accordance with applicable laws.

•	We keep customer information secure at all times.

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 3 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

•	We act professionally and respect the dignity of others.

•	We contribute to the effectiveness of the Code and will notify our immediate supervisor or other appropriate persons as set forth herein if violations or possible violations are observed.

•	We maintain sound personal financial conditions by exercising good judgment in our own financial affairs.

This Code cannot provide rules to cover every circumstance. Answers to questions involving ethical considerations are often neither easy nor clear-cut. If you have a question about a particular situation, discuss it with your supervisor, the General Counsel or the Chief Risk Officer as discussed in Section IX, Code Administration. If you have questions about your obligations under the Code, or have concerns about conduct that you believe may violate the Code, laws, rules or regulations, you can contact your supervisor, the General Counsel, or the Chief Risk Officer. No retaliation may be taken against an employee for providing information in good faith about possible Code violations or violations of laws, rules or regulations by others.

Employees must apply this Code’s principles in all business dealings and in every aspect of employment with the Company or its subsidiaries. These principles must apply to all communications in all media, including e-mail and the internet. Employees must consider their actions in light of how they may be interpreted by others and whether they are behaving appropriately and performing in the best interest of the Company.

III. SERVE THE BANK’S BEST INTERESTS

The Company is committed to be in compliance with federal laws, rules and regulations, as well as applicable laws, rules and regulations of all localities and states where we do business. This includes compliance with all applicable securities laws and regulations, banking regulations, accounting standards, accounting controls and audit practices.

As an employee, you are expected to support this commitment by:

•	Being knowledgeable about your job;

•	Conducting all aspects of the Company’s business in an honest, ethical and legal manner and in accordance with federal laws, rules and regulations and the applicable laws, rules and regulations of all localities and states where Company does business, and

•	Complying with Company’s policies and procedures.

When the applicability or interpretation of policy, laws, rules or regulations is unclear, you must seek advice from your supervisor or the General Counsel, depending on the nature of the inquiry. You may also speak with the Chief Risk Officer or the Chairman of the Nomination and Governance Committee.

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 4 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

You are expected to exercise good judgment and common sense in your decision-making and your dealings with others. Commitments should be made only if they can be met realistically. The services of others, such as vendors, brokers, appraisers or attorneys, should be chosen based on the quality of service and competitiveness of price. In addition, you are expected to protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes. If you become aware of actual or potential problems in any area of the Company’s services or operations or in its business relationships with vendors, you should inform your supervisor or others in a position to effect solutions.

If you become aware of any violations or potential violations of this Code, of applicable laws, rules or regulations, or of accounting standards or controls, you must promptly report such activity as described in Code Administration (Section IX) of this Code.

IV. ACT WITH HONESTY, INTEGRITY AND TRUSTWORTHINESS

A. Overview

To preserve and foster the public’s trust and confidence, complete honesty and fairness is required in conducting internal and external business. It is important that every Company employee understands that the honesty, trust and integrity which are essential for meeting the highest standards of corporate governance are not just the responsibility of senior management or boards of directors. We all share that responsibility.

Corporate ethics is the sum total of the thousands of ethical decisions all of us make every day. To have integrity one must be consistently honest and trustworthy in everything one does. Reputation is an employee’s and our company’s most important asset.

B. Company Information

Honesty and fairness require that employees provide accurate and complete information in dealings with customers and others. The products and services of the Company should be presented accurately and fairly. Any practice, no matter how long-standing or widespread, that involves conveying inaccurate or incomplete information in dealings with others is not acceptable. The Company’s reports and documents filed with or submitted to the Securities and Exchange Commission and other public communications made by the Company should contain full, fair, accurate, timely and understandable disclosure.

C. Accurate Records

You are responsible for maintaining accurate records to the best of your knowledge. Falsification of any company or personal information you provide is grounds for corrective action, which may include termination of employment.

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 5 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

D. Sales Incentive / Referral Programs

The Company has various incentive programs to reward employees who bring in new business. This section provides guidance for specific situations involving incentive programs. If any business practice being followed in your area does not meet these guidelines, you should refuse to participate and should report the inappropriate behavior immediately.

1. Sales to Relatives and Friends – The Company recognizes that relatives and friends are one source of new business. Within these guidelines, incentive programs generally allow employees to receive credit and any related compensation for legitimate sales to, or referrals of, relatives or friends.

2. Inappropriate Sales – Steering a customer to an inappropriate or unnecessary product to receive sales credit harms the customer and is an unacceptable practice which violates both the spirit and the letter of our incentive programs.

3. Gaming – Gaming is defined as the manipulation and/or misrepresentation of sales or sales reporting in an attempt to receive compensation or to meet sales goals. Any form of “gaming” to receive compensation or to meet sales goals is in direct violation of company policy and will result in corrective action, which may include termination of employment. Gaming issues may arise in, but are not limited to, the following categories of activities:

Reclassification or Transfer: Reclassifying or transferring existing business should not be viewed as a true sale and is not intended to result in sales incentive, unless the reclassification or transfer is part of a specific product program, or is a general Company strategy or has very clear customer benefit and the customer has expressed agreement.

Discounts or Customer Incentives: It is not appropriate for you to supplement standard discounts or customer incentives by substituting your own personal funds, including your commission income, in order to complete a sale or earn a higher commission by recording a cross-sell. It is inappropriate to pay a fee, such as a credit card fee, or fund a deposit account on behalf of a customer in order to complete a sale. The Company is interested only in bona fide sales.

Sales Referrals: Only valid sales referrals made by an employee seeking the credit may be submitted to meet sales goals or receive credit under sales incentive programs. You are responsible for knowing the terms of the sales incentive programs applicable to your job title, including but not limited to the rules on sales referral credit.

4. Payment Errors – You are expected to check your paycheck for accuracy, and are required to report immediately to your supervisor any overpayment—including, but not limited to, wages, salary, incentive pay, bonuses or any other form of payment. Your

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 6 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

supervisor will work with you to make appropriate arrangements to reimburse the company. Failure to report discrepancies or to make appropriate repayment arrangements may result in corrective action, which may include termination of employment

V. PRESERVE CONFIDENTIALITY

A. Overview

Confidentiality has always been an essential part of the financial industry’s business. The Company’s customers give us private information about themselves and rightfully trust us to keep this information in confidence. Today we have technology that enables us to keep more information about customers than ever before. The Company takes very seriously the importance of proper collection, storage and use of customer information. Moreover, the Company has provided employees with access to computers, electronic mail, the intranet and the Internet. This access is a privilege that carries special responsibilities. It is your responsibility to protect confidential and proprietary information from release or misuse.

B. Confidential Information

Your role in privacy protection is critical. As an employee, you will have access to confidential information about the Company, its customers and vendors. Such information is intended solely for use within the Company and is limited to those with a business need-to-know. Confidential information acquired by an employee through his or her employment must be held in the strictest confidence and, except for a business reason, must never be discussed with anyone—not even family members. Such information is to be used solely for corporate purposes and never for personal gain, and may not be used to compete with the Company.

You may not access confidential information without a business purpose. You must not disclose confidential information you have obtained in the course of your employment to any other employee unless the other employee has a business need to know the information for the performance of his or her duties on behalf of the Company. Confidential customer information may not be disclosed to persons outside the Company except when its disclosure is required by law or in accordance with the Company’s privacy policies and customer agreements. Improper release of or unauthorized access to confidential information damages our customer’s trust in the Company and can result in loss of business and even legal action. It also reflects on your ability to do your job and may result in corrective action, which may include termination of employment.

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 7 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

C. Proprietary Information

Information that is classified by the Company as “internal use” (limited to Company employees, contractors and vendors covered by a non-disclosure agreement); “confidential” (intended solely for use within the Company and limited to those with business need-to-know); and “restricted” (intended solely for restricted use within the Company and limited to those with an explicit, predetermined and stringent need-to-know) is considered proprietary information; that is, information that is the property of the Company. It includes trade secrets and information, which has not been publicly announced, regarding:

•	Company’s business

•	The Company’s financial performance

•	Customers

•	Employees

•	Products, services and pricing

•	Systems plans and information

•	Data centers or other property information

•	Passwords and computer programs

•	Business plans, and

•	Marketing plans, strategies and costs during the time you are a Company employee.

You must not reveal any proprietary information about the company or its employees, customers or vendors to anyone except those with a proper business need to know. In addition, you must not reveal any proprietary information acquired from another company whether for the benefit of the Company or otherwise.

If you leave the Company, you may not use any proprietary information for your own or another’s gain, or keep any originals or copies of manuals, notebooks, drawings, notes, minutes, Board materials, reports, proposals, other documents, materials, tools or equipment or property belonging to the Company

VI. AVOID CONFLICTS OF INTEREST

A. Overview

Employees must avoid conflicts of interest or the appearance of conflicts of interest in their personal and business activities. The appearance of a conflict of interest may be just as damaging to the reputation of the Company as the existence of an actual conflict of interest. A conflict of interest is a situation in which your personal interest or outside economic interest in a matter:

•	Interferes with your duties and responsibilities to the Company;

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 8 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

•	May be inconsistent or incompatible with your obligation to exercise your best judgment in pursuit of the interests of the Company;

•	Results in an improper personal benefit as a result of your position with the Company;

•	Encroaches on time that you should devote to your work with the Company, or

•	Raises a reasonable question about or the appearance of such interference.

When presented with a situation involving a potential conflict of interest, you should ask: Would public disclosure of the matter embarrass the Company or lead an outside observer to believe that a conflict exists? The Code provides rules and guidance for specific situations in which the possibility of a conflict of interest is present. Certain activities must be strictly avoided and others require written approval before they can be undertaken.

If a conflict or potential conflict of interest arises in circumstances not discussed under the rules that follow or if application of a rule to a set of circumstances is unclear, you should consult your supervisor or the General Counsel. In some cases it may be necessary to obtain approval or disclose the possible conflict in writing for consideration by the Chief Risk Officer or the Chairman of the Nomination and Governance Committee.

B. Standards for Personal Finances

As a financial institution, the Company’s business depends on public confidence in our ability to help manage the financial affairs of others. In general, your personal finances are private. However, because you represent the Company, it is important that you manage your personal finances properly and in a prudent manner.

If you are having financial difficulties, you may speak with your supervisor or the Human Resources Manager for assistance.

C. Personal Trading and Investment

It is important that investments by employees for their personal accounts or accounts over which they have direct or indirect control are not—and do not appear to be—conflicts of interest. Employees must avoid or disclose certain types of personal investments. For example, an employee may not:

•	Invest in an organization, including the Company, if he or she has material inside information (see “Insider Trading” section), or

•	Deal in a new issue of securities on terms which are in any way different from terms available to the general public

An employee’s investment in the securities (such as stock, bonds, notes, debentures, interests in limited partnerships or other equity or debt securities) of a customer or vendor may affect or may appear to affect the employee’s judgment in the handling of transactions

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 9 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

between the Company and the customer or vendor. For this reason, employees must not invest in the securities of a customer or vendor of the Company unless:

•	The employee does not have material inside information about the customer or vendor, and

•	The employee has no involvement in the approval or the management of business transactions between the customer or vendor and the Company, or

•

The securities of the customer or vendor are publicly traded on a national securities exchange and the employee does not participate in decisions involving credit or other business transactions with the Company that may be significant to the customer or vendor

Under the following circumstances, you are required to obtain approval from the Chief Risk Officer or the General Counsel prior to an investment in any business entity with which the Company has a business relationship:

•	If the investment creates, or gives the appearance of creating, a conflict of interest because of size, value or other reason, or

•	If the investment is arranged, sponsored or participated in by a customer or a director of the Company.

D. Insider Trading

Insider trading involves the purchase or sale of securities of an organization or other entity while in possession of material, nonpublic information (also called “inside information”) about the organization or entity. Any person who purchases or sells securities while in possession of material inside information, or who communicates or “tips” such inside information to anyone else who trades securities on such information, violates this Code and may violate United States securities laws. Federal law imposes obligations on employers to ensure that their employees do not improperly trade securities using inside information. If you commit an insider trading violation, in addition to possible criminal penalties, you may be liable for as much as $1,000,000 in fines or three times the amount of the profit gained or loss avoided (whichever is greater), and you may be subject to immediate termination of employment.

1. Material Inside Information – “Inside” or “nonpublic information” is information about a business organization that is not generally available to or known by the public, and has not been publicly disclosed. Such information is considered to be “material “if there is a likelihood that it would be considered important by an investor in making a decision to buy or sell a company’s securities (whether stock, bonds, notes, debentures, limited partnership units or other equity or debt securities).

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 10 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

Information should be presumed “material” if it relates to, among other things, any of the following:

•	Earnings or financial results

•	Dividend increases or decreases

•	Changes in previously released earnings estimates

•	Significant gains or losses

•	Significant expansion or curtailment of operations

•	Significant merger or acquisition proposals or agreements

•	Significant purchase or sale of assets

•	Significant new products, discoveries, patents or other intellectual property

•	Significant borrowing

•	Major litigation

•	New debt or equity offerings

•	Liquidity problems, or

•	Significant management or board changes

2. Restrictions Against Insider Trading – You must not purchase or sell securities if you are aware of material inside information, either personally or for any account over which you have direct or indirect control. You are also prohibited from disclosing material inside information in your possession to your family members or others (e.g.” tipping”) except to those Company employees and outside professionals who have a need to know the information in order to perform their duties on behalf of Company. If you disclose material inside information in violation of this Code and if the person you tip trades securities while in possession of such information, both you and the person trading may be liable under federal and state securities laws. If you have inside information about a customer or vendor of Company, you are responsible for ensuring that any purchase or sale of the customer’s or vendor‘s securities by you or for any account over which you have direct or indirect control is in compliance with the “Insider Trading” and “Personal Trading and Investment” provisions of the Code. Questions regarding whether information is “inside” or “material” should be referred to the General Counsel.

3. Purchases and Sales of Securities Issued By Company – You may not purchase or sell securities issued by Company if you have material inside information about Company. Any employee who has a question regarding whether information about Company may be deemed to be “material inside information” should call the General Counsel. Executive officers of Company and those in other positions expressly identified by the General Counsel must obtain prior approval from the General Counsel for all purchases and sales of securities issued by Company. You may not invest in options (other than employee stock options), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Company, regardless of whether you have material inside information.

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 11 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

An employee may only buy or sell Company stock within the trading window set up by the General Counsel. The Legal Department will send out reminders of the opening and closing of the trading window via email. If you have any questions regarding the trading window please contact the General Counsel.

E. Financial Services

Although many of Company’s deposit services are provided to employees at no cost or favorable rates, employees are expected to properly manage the use of those services. Misuse of Company services will result in the same penalties or restrictions that apply to customers. For example, if you repeatedly issue checks for more than the collected funds balance in your checking account, your checking account will be closed. In addition, some types of conduct are serious enough to warrant immediate termination of employment, such as check kiting (floating funds between two or more different accounts to cover withdrawals) or making false ATM deposits to receive immediate cash. Company reviews all employee accounts at any Nara Bank location for unusual activity, both regularly and during investigations involving potential losses.

F. Transactions with Company

Company maintains an extensive system of internal controls in order to provide reasonable assurance that assets are safeguarded and all transactions are properly recorded.

1. Personal Transactions – You must transact all personal financial business with Company following the same procedures that are used by customers and from the customer side of the window or desk. You are not allowed to handle or approve your own transactions, or transactions on accounts over which you have any ownership interest, control or signing authority. This includes transactions for a business if the employee owns that business. These transactions must be handled by personnel other than the employee for whom the transaction is conducted. Any Employee found transacting personal business for both him or herself and Company will be assumed to be in violation of the Code and internal operating policy and procedures. Monetary and non-monetary transactions must be processed by another employee. This includes but is not limited to transactions such as:

•	Loans or any form of credit extension;

•	Checks and withdrawals;

•	Deposits;

•	Changes of address, or

•	Changing overdraft limit codes.

If your transaction requires approval, the approval must come from the next higher level of authority. You may not request approval of personal transactions by a co-worker or by

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 12 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

anyone you directly or indirectly supervise. You may not directly or indirectly purchase from Company real or personal property that has been repossessed by Company, unless authorized pursuant to a company-sponsored program and applicable banking regulations.

2. Overdrafts, Fees and Service Charges – You may not approve overdrafts or reverse or waive fees or service charges for:

•	Your own accounts;

•	Accounts in which you have an interest;

•	Accounts of family members, other relatives and close friends;

•	Accounts of members of your household, including roommates and other unrelated individuals, or

•	Accounts of companies controlled by you, your family members, other relatives and close friends.

In addition, the decision to pay or waive charges for your own overdraft must not be made by another employee you directly or indirectly supervise. This policy is intended to prevent situations where one employee could exert either purposeful or inadvertent pressure on another employee to pay an overdraft or waive or reduce charges merely because of their job relationship. The fact that a employee is a treasurer or officer of a corporation, municipality, county, political fund, nonprofit corporation or escrow trustee fund does not warrant or justify rate concessions for personal borrowing or fee waivers on other forms of business which are not available to similarly situated customers.

3. Account Relationships – Without approval from the General Counsel or Chief Risk Officer, you may not act as co-tenant, co-sign on a deposit account, or act as a co-tenant or deputy for a safe deposit renter, unless the account relationship belongs to:

•	A nonprofit organization of which you are an officer or director, or

•	A family member or other person when it is clear that a personal or family relationship, and not the company’s business, is the basis for the co-tenancy or co-signature.

Before approval will be considered, your supervisor (or another officer with higher authority) must privately contact the customer on whose account you will become a co-tenant or co-signer. The customer must acknowledge, in writing, that the arrangement is being made with his or her own free will and consent.

G. Borrowing, Lending and Other Credit Transactions

Except for normal credit extended by merchants to cover purchases of goods or services, you must not borrow from any customer or vendor of Company, even at the customer’s suggestion, unless the customer is a family member or other relative or a recognized lending institution and the terms are comparable to the terms the institution offers to other

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 13 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

borrowers. You must not lend personal funds to cosign, endorse, guarantee or otherwise assume responsibility for the borrowings of any customer or vendor of Company unless the customer or vendor is a family member.

If a customer has funds to invest, you may not propose that the customer lend the funds to you or otherwise offer investment advice unless authorized to do so. Employees in a direct or indirect reporting or auditing relationship must not lend money to or borrow money from other Company employees.

Extensions of credit from the Company to executive officers, directors, their related interests and other insiders identified in Regulation O are subject to various dollar limits, and may be required to be approved by or reported to the Company’s board of directors. Under Regulation O the definition of a related interest includes a political or campaign committee that is controlled by an insider, or the funds or services benefit an insider, thus the Company must comply with Regulation O before extending credit to a political or campaign committee that is controlled by an insider.

You may not accept for your self-enrichment any type of payment from a customer or other individual or entity for obtaining or trying to obtain a loan from the Company. You may not approve credit, purchases, or other agreements for Company if you or a family member has a personal or financial interest in the individual or organization seeking credit or other agreements from Company.

H. Business Expenses

Unless otherwise approved by the Chief Executive Officer you may not approve your own expenses or request approval of those expenses by anyone who reports directly or indirectly to you. Approval of expenses must be obtained in accordance with the Company’s reimbursement policies.

I. Handling Business Opportunities

1. Corporate Opportunities – You may not take advantage of opportunities that rightly belong to Company. For example, you may not:

•	Take for yourself opportunities that are discovered through the use of Company property, information or position

•	Divert business from Company, or

•	Personally receive a commission or fee for a transaction you have conducted for Company

2. Referrals – You may not refer a customer whose credit application was denied by Company to a third party credit source in return for a commission, nor may you offer to advance credit to the customer on your own (for instance, offering to provide a personally

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 14 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

financed mortgage). In this instance, employees should provide the customer with a list of several reputable alternate credit sources, without indicating a preference.

J. Advice to Customers

Company’s ability to offer many services is either prohibited or strictly limited by government regulation. If you are asked to recommend professional services that are not provided by the Company you should give the customer the contact information for the state agency that regulates said professional service.

You are not allowed to give financial or legal advice to any customer or potential customer.

K. Guidelines for Activities Outside the Company

You are expected to devote full time to Company’s interests during regular working hours and during any additional time that is required. While Company recognizes that involvement in civic and political activities is beneficial to your personal growth and influence within your community and profession, as well as to Company, participation in outside activities must not adversely affect your performance of your duties for Company. Outside activities that compete with Company’s business or present a conflict or potential conflict of interest are not permitted. Participation in an outside business or other outside activity involves responsibilities and risks of which you need to be aware and need to be willing to assume. Approval shall not imply that you are serving at the direction or request of Company.

1. Outside Business and Employment Activities – With the exception of a sole proprietorship or family-owned small business as described below, you may not accept a position as a director, trustee, officer, owner or general partner of any outside business organized for-profit without obtaining approval of a member of the Executive Management Committee. If approval is granted, it will be contingent on the following factors:

•	You have no involvement on behalf of Company in the approval or management of credit, purchases or other business transactions with the for-profit business;

•	It is at all times made clear that you are not serving at the direction or request of Company, and

•	You understand the challenges and risks of the outside position and are alert for actual or potential conflicts of interest.

Approval to serve as a director of a publicly held corporation must be obtained from the Chief Executive Officer of Company.

You may have other employment in your own sole proprietorship or be involved in a family-owned small business without prior approval as long as the outside employment or

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 15 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

business does not involve an activity or business that competes with Company or cause an actual or potential conflict of interest and all work is done on time outside your work hours for the Company. Any employee who desires to accept competing or conflicting outside employment must request an exception to the Code.

Any exception to these outside business and employment provisions of the Code must be approved in writing by a member of the Executive Management Committee, and for senior officers must be approved by the Chairman of the Nomination and Governance Committee. If you receive an exception to participate in outside business or employment activities, your participation must be re-disclosed and re-approved at any time there is a change in relevant facts upon which the exception was granted. Competing or conflicting outside employment includes any position that:

•	Competes with a service or business provided by Company including, but not limited to, working for a:

¡	Company

¡	Mortgage company

¡	Savings and loan association

¡	Credit union

¡	Trust company, or

¡	Financial services company

•	Requires activities or services to be performed during regular Company working hours (e.g., receiving phone calls, preparing reports) or uses Company equipment or supplies;

•	Involves information developed for or proprietary to Company;

•	Includes providing services to the general public where the knowledge of the individual’s employment with Company may influence customers;

•	Compensates you for serving as an “expert witness” in a legal proceeding;

•	Involves preparation, audit or certification of statements or documents Company may rely on to make lending or other decisions, or

•	Is with a company which is a customer of Company, if you have signing authority or some other level of control or authority over any of the deposit or credit accounts maintained at Company.

2. Civic Activities – You are encouraged to participate in Community Reinvestment Act qualified activities and are required to spend at least two hours every year on such activities. You may participate in religious, community, professional or charitable organizations as you wish, though your participation shall not imply that you are serving at the direction or request of Company. Approval is not required to participate in or accept appointment as a trustee, director or officer of a non-profit organization unless there is a lending relationship or some other potential conflict of interest between the organization and Company.

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 16 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

3. Political Activities – You may participate in political activities on your own time and in accordance with your individual desires and political preferences. However, it must be clear at all times that your participation is done as an individual and not as a representative of Company. Before you become a candidate or appointee to a public office you must notify your supervisor and the Chief Risk Officer.

4. Fiduciary Activities – You must not accept appointment as an executor, administrator, guardian, trustee or any similar fiduciary capacity unless the appointment is based on a family or obvious close personal relationship and it is clear that the relationship, not your position with Company, is the basis for the appointment and the relationship did not arise out of the business of Company. Requests for exceptions to this policy must be approved in writing by the General Counsel or Chief Risk Officer. Approval of an exception to this policy shall not imply that you are serving at the direction or request of Company.

5. Wills, Trusts and Estates – You may witness or notarize a customer’s will only if the customer’s attorney is present. You may not be named in or accept an inheritance under a will or other instrument from a customer, unless the customer is a family member or other relative.

L. Gifts and Activities with Customers or Vendors

You and your family members must not accept gifts from or participate in activities with (including services, discounts, entertainment, travel or promotional materials) an actual or potential customer or vendor or from business or professional people to whom you do or may refer business unless the gift or activity was in accordance with accepted, lawful business practices and is of sufficiently limited value that no possible inference can be drawn that the gift or activity could influence you in the performance of your duties for Company. It is unlawful for you to seek or accept anything of value from any person, with the intent of influencing your judgment in regard to any business or transaction of Company. This rule applies to all employees including, but not limited to, those involved in recommending or making decisions related to:

•	Pricing of products sold by the company;

•	Extension of credit; or

•	Purchase of goods or services from outside vendors.

1. Money – Money (cash, check, money order or electronic funds) must never be accepted or given.

2. Giving Gifts – Employees who wish to give gifts to vendors or customers must follow standard expense authorization procedures. Gifts valued at more than $100 to a current or potential customer within any calendar year must be approved, in writing, by your supervisor.

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 17 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

Employees who wish to give personal gifts to other employees must follow the general guideline that the gift be made in accordance with accepted business practices and is of sufficiently limited value that the gift could not influence the giver or the receiver in the performance of their duties for Company, nor create actual or perceived pressure to reciprocate.

3. Accepting Gifts – You may not accept gifts, gift cards or gift certificates worth more than $100 from a current or potential customer, vendor or their agent within any calendar year. However, the following items are not subject to the $100 limit:

•	Gifts based on obvious family or personal relationships when it is clear that the relationship, and not the company’s business, is the basis for the gift

•

Discounts or rebates on merchandise or services from an actual or potential customer or vendor if they are comparable to and do not exceed the discount or rebate generally given by the customer or vendor to others

•	Awards from civic, charitable, educational or religious organizations for recognition of service and accomplishment, or

•	Gifts of tickets to sporting or other entertainment events, provided that the aggregate value to you and your guest(s) is under $300.

4. Activities with Customers or Vendors – Activities with existing or potential customers or vendors that are paid for by them (including meals, sporting events and other entertainment, as well as trips to customer and vendor sites, exhibits and other activities) may be accepted only if the activity is a customary, accepted and lawful business practice and is of sufficiently limited value that no possible inference can be drawn that participating in the activity could influence you in the performance of your duties for Company.

If you have any doubt about the propriety of participating in an activity offered by a customer or a vendor you should consult with your supervisor before accepting the offer. If the activity includes travel paid for by a customer or vendor, you must obtain management approval before accepting the trip.

M. Dealings with Relatives

Loans to, or guarantees of obligations of, employees or their family members by Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law requires that our Board of Directors approve all loans guaranteed to employees. As a result, all loans and guarantees by Company must be approved in advance by the Loan Committee. You must not represent or exercise authority on behalf of Company in granting credit (including “uncollected funds” credit) or in waiving or reducing customary bank service charges with respect to:

•	Member(s) of your family (spouse, children, parents, grandparents, brothers/sisters);

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 18 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

•	Any individual or organization that employs family members, or

•	Any individual or organization in which you or your family have a financial interest; or

•	Any individual or organization to whom you or your family is indebted.

N. Employment of Relatives

Employment of related individuals is not prohibited. However, an applicant for employment must disclose any relationship with a current employee, at the beginning of the application process. It is then, in the sole discretion of he Manager of Human Resources and the potential employees Manager to determine if the relationship between employees or potential employees, including those not related by blood, creates potential for conflict of interest or a disruption in the workplace, Company may transfer one of the employees or potential employees, or determine that it is not appropriate to hire the applicant due to the conflict. Supervisors should contact the Manager of Human Resources to review the circumstances prior to acting.

An employee should not be placed under the immediate or general supervision of a relative. In addition, an employee should not be placed in a position in which a relative is otherwise responsible for processing, reviewing, or approving the employee’s transactions, recommendations, or performance.

The Company will attempt to avoid assignments that involve actual or potential conflicts of interest, as well as working relationships involving relatives or individuals with close personal relationships that may potentially lead to complaints of favoritism, lack of objectivity, or employee morale and dissension problems that can result from such relationships.

For purposes of this policy, relatives include, but are not limited to, an employee’s parent, grandparent, child, spouse, niece, nephew, uncle, aunt, brother, sister, or stepchild relationships. Relatives also include any parent, grandparent, child, niece, nephew, uncle, aunt, brother, sister, or stepchild relationships of an employee’s spouse. As noted above, the policy is not limited to relatives and applies to other covered situations involving actual and potential conflicts of interest, such as a dating relationship.

If two employees become subject to the restrictions of this policy after they are hired, both employees must disclose the potential conflict immediately to their supervisor and the Manager of Human Resources. After notification, the employee’s supervisor(s) and the Manager of Human Resources will work with the employees to affect a transfer or reassignment that eliminates the actual or potential conflict of interest as specified in this policy. For example, if two employees marry or become related, and the potential problems noted above exist, only one of the employees will be permitted to stay within the

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 19 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

same department. The decision as to which of the individuals will remain within the department will be made by the Company as soon as practicable. If a solution cannot be reached which ameliorates the conflict of interest or potential conflict of interest, one of the employees may be terminated.

VII. USE OF COMPANY PROPERTY

The Company expects all employees to use sound judgment in the use of all company equipment. Employees must not abuse the privileges of using the Internet, intranet or the Company email system, or they will be subject to discipline up to and including termination. The Company’s Information Technology Security Policy gives detailed information on the policy and procedures regarding computer and information systems. The policy is in place to mediate risk, inform users on general laws, and provide guidelines in computer related areas.

We reserve the right to have free access at any time to the contents of all your offices and work areas, including but not limited to desks, file cabinets, lockers, storage units, cabinets, computer discs and any electronic telephone or message devises. This policy applies as well to any office, work space or furniture which may, for business reasons, be fitted with a locking device or electronic or computerized equipment that requires the use of a password or a special entry code.

An employee must fully cooperate when the Company requests access to your offices, work spaces, equipment or furniture.

VIII. WHISTLEBLOWER POLICY

A link to the Company’s Whistleblower Policy regarding complaints concerning accounting and auditing matters can be found on the Company intranet home page, at http://10.17.247.238/narabase/whistleblower.asp.

Any employee of the Company may submit a good faith complaint regarding accounting for auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. Nara Bancorp’s Audit Committee will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of employee complaints, the Audit Committee has established the intranet submittal process for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 20 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

(“Accounting Matters”) and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters which links directly to the Chairman of the Audit Committee.

IX. CODE ADMINISTRATION

A. Applicability

The provisions of this Code apply to all employees, including executive officers and senior financial officers, of Company regardless of whether the employee is classified as regular or part-time.

B. Employee Responsibilities

As a Company employee, you have the following obligations under the Code:

•	To read and comply with the Code;

•	To ensure that any required disclosures are made and approvals or exceptions are obtained through the process outlined in this section;

•	To report conflicts of interest or violations of the Code to your supervisor, the General Counsel, or the Chief Risk Officer.

•

To help ensure that Company comply with all applicable laws, rules and regulations. You are expected to report illegal or unethical activities in the workplace by contacting your supervisor, the General Counsel, or the Chief Risk Officer.

•	If the matter relates to an Accounting Matter you should follow the Whistleblower Policy outlined in Section VII.

•

Upon Company’s request, to confirm in writing that you have received and read a copy of the Code and that you are in compliance with its provisions. You must fill out and sign the Statement of Personal Interest (see Appendix A) which acknowledges receipt and understanding of the Code as well as answers questions pertaining to that employee’s personal acts and interests.

If you violate any provision of the Code, you will be subject to corrective action including the termination of your employment.

C. Code Administration Responsibilities

The General Counsel acts as the Ethics Officer of the Company and is responsible for enforcement of the Code of Ethics. The Ethics Officer of the Company is responsible for Code training, review and approval of required disclosures and consents, responding to questions and other matters related to the Code.

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 21 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

1. Oversight – The Nomination and Governance Committee is responsible for the content of the Code and overseeing the administration and interpretation of the Code. The Audit Committee is responsible for oversight of the Whistleblower Policy.

2. Code Reporting and Duties – An employee should go to their supervisor, the General Counsel or the Chief Risk Officer to report a violation or potential violation of the Code.

Code Orientation: New employees will be given Code orientation at the time of hire or as soon as possible thereafter. They must be a) given a copy of the Code, b) informed of their obligations under the Code, including the obligation to read the Code and comply with all disclosure, approval and consent requirements, c) sign and fill out the Statement of Personal Interest, and d) notified of the name, location and telephone number of the Ethics Officer and Chief Risk Officer.

Certification: The Human Resources department will send out a Statement of Personal Interest certification requests to all employees certifying that they have read and understand the latest version of the Code and explained their personal acts and interests. Annually branch and department managers must sign and fill out the Statement of Personal Interest. All other employees must sign and fill out the Statement of Personal Interest every two years.

Modifications: When there are material changes to the Code, employees will be provided a detailed memorandum in which the major modifications to the Code are discussed and they will be given an opportunity to ask questions. The Ethics Officer will keep an updated copy of the Code available. A copy of the Code will also be available on the Nara Bank Internet Site. www.narabank.com.

D. Process for Disclosures, Approvals and Exceptions

Any discussions between you and your supervisor, the General Counsel, or the Chief Risk Officer about possible violation of the Code will be treated as confidential. No retaliation may be taken against an employee as a result of a good faith report of a possible Code violation by others.

1. Disclosures and Requests for Approval – If a provision of the Code requires that an employee make a disclosure or request for approval or consent, the employee must set forth in writing all relevant facts and submit the disclosure or request to his or her supervisor, General Counsel or Chief Risk Officer depending on procedures as discussed in the relevant section of the Code. A written response will be provided for each disclosure or request submitted, noting his or her approval or disapproval of the activities disclosed, any comments or reasons, and the date filed. A copy of each disclosure or request, noting

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 22 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

the approval or disapproval shall be returned to the employee and a copy placed in the Ethics Officer’s files.

Approvals under the Code for members of the Management Committee must be obtained from the Chief Executive Officer of Company. Approvals under the Code for the Chief Executive Officer of Company must be approved by the Chairman of the Nomination and Governance Committee. Once a disclosure or request is approved, if any relevant facts change, the employee must immediately provide the person who approved his or her original request with a written amendment to the disclosure or request for approval or consent.

2. Exceptions – Unless otherwise indicated in the Code, exceptions to the Code can be approved only by the Ethics Officer or the Chairman of the Nomination and Governance Committee.

If, for compelling reasons, an employee believes an exception to a provision of the Code for a specific situation is warranted, the employee must submit a request for exception to the Ethics Officer with a copy to the member of the Executive Management Committee for their unit. The request for exception must set forth all relevant facts. The request will be reviewed and a proposed recommendation will be discussed with the member of the Executive Management Committee in charge of the employee’s unit. The final decision will be made by the Ethics Officer. The employee will be notified in writing of the decision. Once an exception is approved, if any relevant facts change, the employee must immediately provide the Ethics Officer with a written amendment to the exception request.

3. Nomination and Governance Committee Review – If a disclosure, request for approval or exception request arises which is not discussed in the Code or if application of the rule to a set of circumstances is unclear or has broad policy implications, the General Counsel, acting as the Ethics Officer, will forward the issue for discussion and possible approval by the Nomination and Governance Committee. A written decision will be given to the requestor as soon as practicable. A copy of each disclosure or request, noting the approval or disapproval by the Nomination and Governance Committee, will be returned to the employee.

4. Executive Officer Exceptions – Exceptions to the Code for the Chief Executive Officer and other senior officers of the Company must be approved by the Chairman of the Nomination and Governance Committee of Nara Bancorp, Inc. and, if approved, will be disclosed in Company stockholders as required by applicable laws, rules and regulations.

E. Recordkeeping

The Ethics Officer is responsible for all Code-related recordkeeping. All disclosures, requests for approval or consent, requests for exceptions and other Code documentation

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 23 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

must be retained by the Ethics Officer in a confidential file separate from the official personnel files. Disclosures and other documentation concerning Code issues must be retained for seven years following an Employee’s termination of employment. Notwithstanding the above, the signed Statement of Personal Interest which acknowledges receipt and understanding of the Code as well as answers questions pertaining to that employee’s personal acts and interests will be maintained in the employee’s regular personnel file.

F. Compliance

The Company’s Internal Audit unit is responsible for evaluating compliance with the administrative procedures of the Code on an ongoing basis as part of regularly scheduled audits. The Chief Internal Auditor reports the results of administrative compliance reviews to the Audit Committee of Nara Bancorp, Inc.

X. ETHICAL CONDUCT AND ELIMINATING FRAUD

It is the responsibility of all employees to raise concerns about behavior that may violate the Code or any laws, rules or regulations. The Company has established an intranet reporting system for Whistleblower complaints regarding Accounting Matters as well as a system involving your supervisor, the General Counsel and the Chief Risk Officer to report any violations or potential violations of the Code. If you feel that an activity may be suspicious it is your duty to report it immediately. The Audit Committee will oversee the investigation of Whistleblower complaints and the Nomination and Governance Committee will investigate all other violations or potential violations of the Code.

All reports of violation of the Code will be treated as confidential to the extent permitted by law. No retaliation may be taken against an employee for providing information in good faith about possible Code violations or violations of laws, rules or regulations by others. You are also encouraged to use the resources described in the Code to obtain advice on your obligations under the Code.

Under some circumstances, federal regulations may require Company to report activity that it suspects may violate certain criminal laws. These regulations also require Company to report certain types of suspicious activity. This includes conduct or activity by customers or by employees relating to Company. You are not required to report any criminal activity that is unrelated to Company.

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 24 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

XI. APPENDIX A

STATEMENT OF PERSONAL INTEREST

I have read and understand Company’s Code of Business Conduct and Ethics. In compliance with the reporting requirements of these guidelines, I complete this statement concerning my personal business interests honestly and accurately:

“You” means you and any member of your immediate family. Each “YES” answer must be explained at the end of this questionnaire or on an attached sheet.

1. Are you a stockholder or interested financially in any way with:

• A competing institution (e.g., bank, savings and loan, finance company, etc.)?	YES ( ) NO ( ) N/A ( )

• A supplier of goods or services or other business contact with Company?	YES ( ) NO ( ) N/A ( )

2. Have you accepted any gift of a value in excess of $100 from customers or suppliers?	YES ( ) NO ( ) N/A ( )

If the answer to 2. Above is “YES,” have you reported the gift(s) to your supervisor?	YES ( ) NO ( ) N/A ( )

3. Have you solicited for yourself or a third party, other than Company or its agents, anything of value from anyone in return for any business, service, or confidential information of Company?	YES ( ) NO ( ) N/A ( )

4. Have you accepted anything of value directly or indirectly from anyone in connection with the business of Company?	YES ( ) NO ( ) N/A ( )

5. Do you have outside employment which has not been previously approved as required by provisions of the guidelines?	YES ( ) NO ( ) N/A ( )

6. Have you received any compensation for acting as a director, officer, trustee, or consultant of an outside organization?	YES ( ) NO ( ) N/A ( )

7. Have you accepted an appointment as an executor, trustee, guardian, or conservator, for other than those of your immediate family?	YES ( ) NO ( ) N/A ( )

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 25 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

8. Have you extended credit on behalf of Company or otherwise influenced the extension of credit to:	YES ( ) NO ( ) N/A ( )

• A customer where the proceeds were used to pay a debt owing to you or a member of your immediate family?	YES ( ) NO ( ) N/A ( )

• A customer who is your relative?	YES ( ) NO ( ) N/A ( )

• An individual to finance the purchase of real estate or personal property from you?	YES ( ) NO ( ) N/A ( )

• A firm in which you or a member of your immediate family has a financial interest or with which you are employed on a part-time or consulting basis?	YES ( ) NO ( ) N/A ( )

9. Have you borrowed money from customers, other than recognized lending institutions?	YES ( ) NO ( ) N/A ( )

10. Have you cosigned, endorsed, or otherwise assumed liability in connection with the borrowing of any customer or supplier?	YES ( ) NO ( ) N/A ( )

11. Do you sign on any customer accounts, act as deputy or co-tenant of a customer’s safe deposit box, or otherwise represent customers, except for family members?	YES ( ) NO ( ) N/A ( )

12. Have you taken for your own benefit any opportunity or information which rightfully belongs to Company?	YES ( ) NO ( ) N/A ( )

13. Do you have any business relationship with any present or former loan customer of Company, of which you are aware?	YES ( ) NO ( ) N/A ( )

14. Have you solicited any business relationship with any present or former loan customer of Company, of which you are aware?	YES ( ) NO ( ) N/A ( )

15. Have you ever disclosed to anyone confidential material non-public information regarding Company or its customers?	YES ( ) NO ( ) N/A ( )

16. Have you participated in any dealings with competitors for the purpose of setting prices, interest rates, and trade practices or marketing policies?	YES ( ) NO ( ) N/A ( )

17. Have you withheld information or knowingly not notified proper Senior Officers of any wrongdoing, including violations of laws, regulations, or Company policies?	YES ( ) NO ( ) N/A ( )

Nara Bancorp, Inc. and

Code of Ethics and Business Conduct.	Last Approved: Page 26 of 26
Board of Directors of Bancorp & Bank: 12/21/2006
Nomination & Governance Committee: 11/30/2006

18.    Have you offered, extended, or in any way participated in the extension of a bribe to a political party, party official, or candidate for political office for the purpose of obtaining, retaining, or directing business to Company?

YES ( ) NO ( ) N/A ( )

19. Are there circumstances or any other matters of a personal or family nature that could reasonably be subject to question as to their effect on the interests of Company?	YES ( ) NO ( ) N/A ( )

20. Have you ever traded in Company securities outside of the Trading Window?	YES ( ) NO ( ) N/A ( )

In compliance with the provisions of Company’s Code of Business Conduct and Ethics, I wish to disclose the following information (indicate item number from above, dollar value, number of shares, etc. as appropriate):

(Use additional blank sheets as needed and attach to this document)

Date	Employee Name (Type or Print)	Branch/Dept Name or #

Signature